UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________

FORM 8-A12B/A Amendment No. 2

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
Pursuant to Section 12(b) or (g) of the
Securities Exchange Act of 1934

DOLLAR GENERAL CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Tennessee (State of Incorporation or Organization)	61-0502302 (IRS Employer Identification Number)

100 Mission Ridge
Goodlettsville, Tennessee	37072
(Address of Principal Executive Offices)	(Zip Code)

     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box: ☒

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box: ☐

Securities Act registration statement file number to which this form relates:	N/A

Securities to be registered pursuant to Section 12(b) of the Act:

Name of Each Exchange on Which
Title of Each Class to be so Registered	Each Class is to be Registered

Series B Junior Participating Preferred Stock	New York Stock Exchange
Purchase Rights

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Class)

Item 1. Description of Registrant’s Securities to be Registered.

     Reference is hereby made to the Registration Statement on Form 8-A filed by Dollar General Corporation with the Securities and Exchange Commission on February 29, 2000 (as amended on Form 8-A/A, filed with the Securities and Exchange Commission on September 1, 2006), relating to the Rights Agreement between the Company and Registrar and Transfer Company, as Rights Agent (the “Rights Agent”), dated as of February 29, 2000, as amended on August 30, 2006 (the “Rights Agreement”). Such Registration Statement on Form 8-A is hereby incorporated by reference herein.

     On March 11, 2007, Dollar General Corporation, a Tennessee corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Buck Holdings, L.P., a Delaware limited partnership (“Parent”) and Buck Acquisition Corp., a Tennessee corporation and wholly owned subsidiary of Parent (“Merger Sub”). A description of the Merger Agreement is available in the Company’s filing on Form 8-K, filed with the Securities and Exchange Commission on March 12, 2007.

     In connection with the Company’s execution of the Merger Agreement, the Company and the Rights Agent executed an amendment to the Rights Agreement, effective March 12, 2007 (the “Second Amendment”). The Second Amendment provides that, among other things, neither the execution of the Merger Agreement nor the consummation of the merger or the other transactions contemplated by the Merger Agreement will trigger the separation or exercise of the shareholder rights or any adverse event under the Rights Agreement. In particular, neither Merger Sub, Parent, nor any of their respective affiliates or associates will be deemed to be an Acquiring Person (as defined in the Rights Agreement) solely by virtue of the approval, execution or delivery of the Merger Agreement or the consummation of the merger or any other transactions contemplated by the Merger Agreement.

     The foregoing description is qualified in its entirety by reference to the Rights Agreement, prior amendments thereto, and the Second Amendment, which are filed as Exhibits 4.1, 4.2 and 4.3 respectively, and incorporated herein by reference.

Item 2. Exhibits.

No.	Description

4.1	Rights Agreement, dated as of February 29, 2000, between Dollar General
Corporation and Registrar and Transfer Company, as Rights Agent, (incorporated by reference to Exhibit 4 of the Company’s Current Report on Form 8-K dated
February 29, 2000).

4.2	First Amendment to Rights Agreement, dated August 30, 2006, between Dollar
General Corporation and Register and Transfer Company, as Rights Agent
(incorporated by reference to Exhibit 2 of the Company’s Registration Statement
on Form 8-A (Amendment No. 1) dated September 1, 2006).

4.3	Second Amendment to Rights Agreement, dated as of March 12, 2007, between
Dollar General Corporation and Registrar and Transfer Company, as Rights Agent.

SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

DOLLAR GENERAL CORPORATION

By: /s/ Susan S. Lanigan
Name: Susan S. Lanigan
Title: Executive Vice President and General Counsel

Dated: March 13, 2007

EXHIBIT LIST

No.	Description

4.1	Rights Agreement, dated as of February 29, 2000, between Dollar General
Corporation and Registrar and Transfer Company, as Rights Agent, (incorporated by reference to Exhibit 4 of the Company’s Current Report on Form 8-K dated
February 29, 2000).

4.2	First Amendment to Rights Agreement, dated August 30, 2006, between Dollar
General Corporation and Register and Transfer Company, as Rights Agent
(incorporated by reference to Exhibit 2 of the Company’s Registration Statement
on Form 8-A (Amendment No. 1) dated September 1, 2006).

4.3	Second Amendment to Rights Agreement, dated as of March 12, 2007, between
Dollar General Corporation and Registrar and Transfer Company, as Rights Agent.